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                                                                   EXHIBIT 10.14


                      LICENSE AND ASSET PURCHASE AGREEMENT

         This LICENSE AND ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 27, 1998 (the "Effective Date"), by and between Global MAINTECH Corporation, a Minnesota corporation ("GMC"), and Infinite Graphics Incorporated, a Minnesota corporation ("IGI").

         WHEREAS, IGI owns all right, title and interest in and to those certain software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) and four additional CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators, in addition to certain other assets (described more fully below); and

         WHEREAS, GMC desires (1) to license the software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) on an exclusive basis and (2) to license the CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators, Extract, Gerb Edit and Core Programs to such software on a nonexclusive basis and (3) to buy certain assets related to the foregoing software products on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

         Section 1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

         "INTELLECTUAL PROPERTY RIGHTS" means all rights, title and interest in and to all patents and patent applications, trade secret rights, copyrights and know-how, all related filings, registrations, and the like in the United States and all foreign countries.

          "INVENTORY" means the finished goods inventory as identified on EXHIBIT A for the Exclusive Software on the Closing Date (as hereinafter defined), as well as shipping and packaging inventory for such software that exists on the Closing Date.

         "LIENS" means mortgages, deeds of trust, pledges, taxes, security interests, liens, leases, licenses, liabilities, encumbrances, costs, charges and claims of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (including, without limitation, any agreement to give any of the foregoing).

         "MARKETING MATERIALS" means substantially all of the following materials pertaining to the Exclusive Software and the Nonexclusive Software:
(a) preexisting customer lists and databases, including all customer and technical support (bug
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information) databases; (b) lists of IGI distributors and dealers authorized to sell copies of the Exclusive Software and the Nonexclusive Software; (c) training materials; and (d) advertising and promotional materials.

         "MARKS" means all of IGI's rights in each of the PAR/ICE, ParCAM, CHECKMATE (PAR for Design), 2100, ProCADD, ProFLEX and ProCHEM and Translator names, and the business and goodwill of IGI associated with each such trademark. "Marks" does not refer to any other trademark or name of IGI.

         "EXCLUSIVE SOFTWARE" means IGI's software products known as PAR/ICE, ParCAM, CHECKMATE (PAR for Design) in existence immediately prior to the Closing Date and documentation therefor as more specifically described on EXHIBIT A, including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like.

         "NONEXCLUSIVE SOFTWARE" means IGI's CAD/CAM products known as 2100, ProCADD, ProFLEX and ProCHEM and certain other software products known as Translators to such software in existence immediately prior to the Closing Date and documentation therefor as more specifically described on EXHIBIT B, including without limitation, all Intellectual Property Rights therein, all documents, programs, processes, associated results and copies constituting, describing or relating to such software programs, including without limitation, descriptions, specifications, source and object code therefor, source materials and the like. Without limiting the foregoing, the Exclusive Software and the Nonexclusive Software shall include any and all modifications, enhancement and improvements developed by or on behalf of IGI as of the Closing Date, including but not limited to the source code thereof.

         "LICENSED ASSETS" means the Exclusive Software, the Nonexclusive Software and the Marks.

         "TRANSFERRED ASSETS" means the Marketing Materials, Inventory, cash relating to IGI's deferred revenue as of the Closing Date that relates to the Exclusive Software, cash relating to the accrued vacation liability of the Transition Team members and the other tangible assets described on EXHIBIT B. The parties agree that the Transferred Assets are valued at $278,446, excluding cash.

         Section 2. LICENSE AND SALE OF TRANSFERRED ASSETS.

                 2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions set forth in this Agreement, IGI hereby agrees to sell, grant, transfer, convey, assign and deliver to GMC, and GMC agrees to purchase, on the Closing Date, all of IGI's right, title and interest in and to the Transferred Assets; provided,

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however, that IGI may, at its option, deliver cash in an amount equal to the amount of the deferred revenue and vacation liability, which exists as of the Closing Date, to GMC within 180 days after the Closing.

                 2.2 CLOSING. The closing of the license grant and the sale of the Transferred Assets shall take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota, at 2:00 p.m., Minneapolis time, on February 27,1998 (the "Closing Date") or at such other place or different time or day as may be mutually acceptable to GMC and IGI. At the closing, IGI shall execute and deliver to GMC the Bill of Sale and Assignment of Assets in substantially the form of EXHIBIT C, and GMC shall deliver to IGI the Initial Payment (as defined below), in immediately available funds by cashier's check, pursuant to Section 2.3.

                 2.3 CONSIDERATION.

                 (a) The aggregate purchase price to be paid in respect of the transactions contemplated hereby shall be up to a maximum of $4,000,000 and shall consist of up to three payments: the Initial Payment, the Escrow Payment (as defined below) and the Earn Out Payment (as defined below) (the "Purchase Price"). These three payments shall be made as follows:

                     (i) On the Closing Date, GMC shall pay $500,000, which
                 payment is referred to herein as the "Initial Payment."

                    (ii) On the Closing Date, GMC also shall deposit $200,000
                 (the "Escrow Payment") into an escrow account managed by BankWindsor (the "Escrow Agent"). The Escrow Payment shall be disbursed as follows: (A) if the average monthly revenue from the sale of the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) and maintenance and services with respect to such sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) exceeds $112,500 during the first four full calendar months following the Closing Date, then the Escrow Payment promptly shall be released to IGI; or (B)in the event the contingency described in (A) is not satisfied upon the expiration of the fourth full calendar month following the Closing Date, then if the average monthly revenue from the sale of the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) and maintenance and services with respect to such sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) exceeds $120,000 during any period consisting of the first five, six, seven or eight full calendar months following the Closing Date, then the

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                 Escrow Payment promptly shall be released to IGI; or (C) in the event none of the contingencies described in (A) or (B) are satisfied upon the expiration of the eighth full calendar month following the Closing Date, then the Escrow Payment promptly shall be released to GMC. Notwithstanding the foregoing, all interest earned on the Escrow Payment shall be paid to GMC upon disbursement of the principal amount of the Escrow Payment.

                    (iii) Subject to the limit on the maximum purchase price
                 payable, GMC also shall pay IGI an amount equal to (A) 144 multiplied by the average monthly net income after taxes derived from all sales by GMC and IGI that relate to the Exclusive Software line of business, including sales of hardware, services, the Exclusive Software and the Nonexclusive Software (including all subsequent derivations thereof) during the first 15 full calendar months following the Closing Date (the "Earn Out Period"), (B) minus the amount paid to IGI pursuant to the aggregate of the Initial Payment and the Escrow Payment (e.g., $700,000 if the Escrow Payment is ultimately disbursed to IGI) and (C) minus any deferred revenue liability or vacation liability assumed by GMC pursuant to Section 2.7 of this Agreement and not paid to GMC by IGI. For purposes of this Agreement, such net income shall be calculated in accordance with generally accepted accounting principles, consistently applied, subject to the adjustments, clarifications and exceptions listed on EXHIBIT D. Furthermore, GMC shall provide a statement showing such net income after taxes for each month during the Earn Out Period to IGI within 30 days after the end of each month during such period.

                 2.4 ALLOCATION OF PURCHASE PRICE. GMC and IGI have allocated the Purchase Price among the Transferred Assets and the Licensed Assets as set forth on EXHIBIT E hereto, which exhibit shall be updated as of the Closing Date in such a manner as determined by GMC, subject to IGI's consent (which shall not be unreasonably withheld) after taking into account any appraisals which may be obtained by GMC, the applicable Treasury Regulations and the fair market value of such items. GMC shall prepare for filing all federal and state tax returns that may be required to be filed with respect to the transaction provided for herein. IGI shall provide information that may be required by GMC for the purpose of preparing such tax returns and tax information on a basis that is consistent with such tax returns prepared by GMC.

                 2.5 LICENSE AGREEMENT. Concurrent with the execution of this Agreement and as a condition to its effectiveness, GMC and IGI shall enter into a license agreement substantially in the form attached hereto as EXHIBIT F (the "License Agreement").

                 2.6 TAXES. The Purchase Price is exclusive of, and GMC shall pay all excise, sales, value-added, use, registration, stamp, transfer and other like taxes
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imposed or levied by reason of this Agreement and the transactions contemplated hereby.

                 2.7 ASSUMED LIABILITIES. GMC hereby assumes and agrees to pay, perform and discharge, effective as of the Closing Date, all obligations and liabilities arising on or after the Closing Date under only (a) those liabilities relating to accrued vacation of Transition Team members; (b) those liabilities relating to deferred revenue of IGI's Exclusive Software line of business in existence on the Closing Date and (c) those software support and license agreements relating to the Exclusive Software, which are identified on EXHIBITG (the "Assumed Contracts"). The foregoing assumed obligations and liabilities are hereinafter referred to collectively as the "Assumed Liabilities." Except for the Assumed Liabilities or as otherwise expressly contemplated herein, GMC shall not assume or have any responsibility for any liability, obligation or commitment of IGI of any nature, whether now or hereafter existing and whether or not related to the Licensed Assets or the Transferred Assets, and IGI shall retain all such liabilities, obligations or commitments (the "Retained Liabilities").

                 2.8 RETAINED ASSETS. IGI shall retain, and GMC shall not purchase, all cash, accounts receivable and capitalized software related to IGI's Exclusive Software line of business and all of its Intellectual Property Rights, which exists as of the Closing Date.

         Section 3. REPRESENTATIONS AND WARRANTIES OF GMC. GMC represents and warrants to IGI as follows:

                 3.1 CORPORATE POWER. GMC has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by GMC pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

                 3.2 AUTHORIZATION. All corporate action on the part of GMC, necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken. This Agreement and any other agreements contemplated hereby, when executed and delivered by GMC, will constitute valid and binding obligations of GMC enforceable in accordance with their respective terms.

         Section 4. REPRESENTATIONS AND WARRANTIES OF IGI. IGI represents and warrants to GMC as follows:

                 4.1 ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. IGI is a corporation duly organized and existing under, and by virtue of, the laws of the state of Minnesota and is in good standing under such laws. IGI has the requisite corporate power to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. IGI is duly

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qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

                 4.2 CORPORATE POWER. IGI has all requisite corporate power to execute and deliver this Agreement and all agreements to be executed and delivered by IGI pursuant to the terms hereof and to carry out and perform its obligations under the terms of this Agreement and such other agreements.

                 4.3 AUTHORIZATION. All corporate action on the part of IGI necessary for the authorization, execution, delivery and performance of this Agreement and any other agreements contemplated hereby has been taken and no other proceedings on the part of the Company or the shareholders are necessary to authorize the execution, delivery and performance of this Agreement and any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby, when executed and delivered by IGI, will constitute valid and binding obligations of IGI enforceable in accordance with their respective terms.

                 4.4 NO CONFLICT. No consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of IGI to permit the consummation of the transactions contemplated by this Agreement (including without limitation the transfer to GMC of all right, title and interest in and to the Transferred Assets and the licensing of the Licensed Assets to GMC).

                 4.5 LITIGATION. There is no litigation, investigation, arbitration or other proceeding pending or, to the knowledge of IGI, threatened against IGI, the Licensed Assets or the Transferred Assets the result of which would have a material adverse effect on the Licensed Assets or the Transferred Assets.

                 4.6 TITLE. IGI has good and marketable title to all of the Licensed Assets and the Transferred Assets, and all of the Licensed Assets and the Transferred Assets are hereby transferred and licensed, respectively, to GMC free and clear of restrictions on or conditions to transfer, license or assign and free and clear of any Liens, other than the Assumed Contracts. The Licensed Assets and the Transferred Assets constitute all the necessary assets to operate the Exclusive Software line of business.

                 4.7 COPYRIGHTS, TRADEMARKS AND PATENTS. (a) IGI owns and possesses all right, title and interest in and to the Licensed Assets and the Transferred Assets free and clear of all Liens and has the full right to exploit the Intellectual Property Rights associated with the Licensed Assets and the Transferred Assets without payment of compensation to any other party; (b)
SCHEDULE 4.7 describes all material agreements granting to third parties any rights in the Intellectual Property Rights relating to the Exclusive Software;
(c) all licenses of such Intellectual Property Rights will be assumed by, and will become valid agreements of, GMC without the

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requirement that any consent to assignment be obtained or any payment be made
(other than future royalties as provided in such agreements); (d) IGI, to its knowledge, has taken all commercially reasonable steps to acquire, protect and maintain the Intellectual Property Rights associated with the Licensed Assets and the Transferred Assets; (e) IGI has not received any notice of, nor are there any facts known to IGI which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to such Intellectual Property Rights or any such Intellectual Property Rights that are exclusively licensed to IGI; (f) no claim by any third party contesting the validity of any such Intellectual Property Rights has been made, is currently outstanding or, to the best knowledge of IGI, is threatened; (g) IGI has not received any notice of any infringement, misappropriation or violation by IGI of any intellectual property rights of any third parties and IGI, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; (h) to the knowledge of IGI, no infringement, misappropriation or violation of any intellectual property rights of any third parties has occurred or will occur with respect to any of the Exclusive Software or the Nonexclusive Software; and (i) IGI has not entered into any agreement restricting IGI from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

                 4.8 COMPLIANCE WITH OTHER INSTRUMENTS. To the extent that any of the following would have a material adverse effect on the ability of IGI to consummate the transactions contemplated by this Agreement: (a) IGI is not in violation of any term of its Articles of Incorporation or Bylaws, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, order, statute, rule or regulation applicable to IGI and (b) the execution, delivery and performance of and compliance with this Agreement and any other agreements contemplated hereby, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, or result in the creation of, any Lien upon any of the properties or assets of IGI, and there is no such violation or default that materially and adversely affects the business of IGI as conducted or as proposed to be conducted, or any of the properties or assets of IGI.

                 4.9 BANKRUPTCY PROCEEDINGS. No petition has been filed by or against IGI for relief under any applicable bankruptcy, insolvency or similar law; no decree or order for relief has been entered in respect of IGI, voluntarily or involuntarily, under any such law; and no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to IGI or its assets and liabilities pursuant to any such law. No warrant of attachment, execution or similar process has been executed against IGI or any of its assets or properties. IGI has not made any assignment for the benefit of creditors.

                 4.10 SOFTWARE. Each and every source code provided to GMC by IGI pursuant to this Agreement for each of the current versions of the Exclusive

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Software and the Nonexclusive Software shall be true and correct and complete as of the Closing Date.

                 4.11 EMPLOYEES. To the best of IGI's knowledge, (a) no member of the Transition Team (as defined in Section 6.3) has any plans to terminate his or her employment; (b) IGI has complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) IGI has no labor relations problem pending, and IGI's labor relations are, in its judgment, satisfactory; (d) there are no workers' compensation claims pending against IGI nor is IGI aware of any facts that would give rise to such a claim; (e) no member of the Transition Team is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business associated with the Licensed Assets and the Transferred Assets; and
(f) no employee or former employee of IGI has any claim with respect to any Intellectual Property Rights contained in the Licensed Assets or the Transferred Assets. The names and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each member of the Transition Team, as of the Closing Date, is listed in the attached SCHEDULE 4.11. Such Schedule also contains a complete list of all employee benefits to which such members are eligible as of the Closing Date.

                 4.12 THIRD PARTY WARRANTIES. Except as disclosed on SCHEDULE 4.12, with respect to the Licensed Assets and the Transferred Assets, IGI has not given any warranty to any third party that provides greater rights than the warranty it is giving to GMC in Section 5.

         Section 5. NO WARRANTY. GMC ACKNOWLEDGES THAT EXCEPT FOR THE
EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 HEREOF, IGI TRANSFERS THE TRANSFERRED ASSETS "AS IS" WITHOUT ANY REPRESENTATIONS OR WARRANTIES REGARDING FUNCTIONALITY, PERFORMANCE, USE, OPERATION OR SPECIFICATIONS, AND WITHOUT EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. EXCEPT AS PROVIDED IN
ARTICLE 7, IN NO EVENT SHALL IGI BE LIABLE TO GMC FOR LOSS OF PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, OR OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

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         Section 6. ADDITIONAL AGREEMENTS.

                 6.1 CONFIDENTIALITY. Each of the parties hereto hereby agrees to keep any information or knowledge obtained pursuant to any provision of this Agreement, or the negotiation and execution hereof or the effectuation of the transactions contemplated hereby, confidential; provided, however, that (a) after the Closing Date, GMC shall have no obligation to keep confidential any information or knowledge relating to the Transferred Assets, (b) after the Closing Date, IGI shall have an obligation to keep confidential all information and knowledge relating to the Transferred Assets, other than as is reasonably necessary to permit IGI to continue operating its Precision Graphics business, and (c) the foregoing shall not apply to information or knowledge which (i) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party and not subject to a confidentiality obligation, (ii) is generally known to the public and did not become so known through any violation of law or this Agreement, (iii) became known to the public through no fault of such party, (iv) is later lawfully acquired by such party from other sources, (v) is required to be disclosed by order of court or government agency with subpoena powers or pursuant to SEC public disclosure requirements or (vi) is disclosed in the course of any litigation between any of the parties hereto; provided, further, that confidentiality matters that arise with respect to the Licensed Assets will be governed by the License Agreement. The parties shall take reasonably steps to ensure that their respective employees and consultants are aware of and abide by the confidentiality obligation of this Section 6.1.

                 6.2 TRANSACTION COSTS. Each party shall be responsible for its own costs, expenses and claims (including attorneys' and broker's fees) arising out of its negotiation, execution and performance of this Agreement and all transactions contemplated hereby.

                 6.3 TRANSITION PERIOD. On the Closing Date, the individuals listed on SCHEDULE 4.11 (the "Transition Team") shall become the employees of GMC but shall continue to work at IGI's facility until further notice from GMC. From the Closing Date until the earlier to occur of the expiration of the 15-month period described in Section 2.3(b), the 91st day after GMC's delivery of written notice to IGI of GMC's intent to transfer all operations relating to the Licensed Assets and the Transferred Assets to GMC or the mutual agreement of the parties with respect to such transfer (the "Transition Period"), IGI shall continue to manage the day-to-day operation of the business relating to the Licensed Assets and the Transferred Assets, including marketing, sales, billing and the development of enhanced versions of the Exclusive Software and the Nonexclusive Software for the benefit and pursuant to the instructions of GMC. Notwithstanding the foregoing, GMC shall provide IGI with commercially reasonable assistance in its sales and marketing efforts with respect to the Exclusive Software and the Nonexclusive Software and shall use its best efforts to develop a graphical user interface (the "GUI") to be used in connection with the Exclusive Software and the Nonexclusive Software by GMC and IGI.

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During the Transition Period, GMC shall reimburse IGI for its reasonable expenses, which are of the type listed in SCHEDULE 6.3.

                 6.4 CUSTOMER TRANSITION. Both GMC and IGI will use commercially reasonable efforts to implement a smooth transition of operations to GMC with the intent that any customers who acquire any Exclusive Software or Nonexclusive Software (including any subsequent derivations thereof) either before or after the Closing Date will experience as little disruption or delay in supply, support or service as is reasonably practicable; provided, however, that (a) in the absence of willful misconduct or gross negligence on IGI's part, no claim shall be made by GMC with respect to IGI's alleged noncompliance in connection with this Section 6.5, and (b) in the absence of willful misconduct or gross negligence on the part of GMC, no claim shall be made by IGI with respect to GMC's alleged noncompliance in connection with this Section 6.5. At the request of GMC, IGI will notify its dealers and distributors that IGI will no longer offer the Exclusive Software, and that GMC will now offer the Exclusive Software; provided, however, that IGI and/or the Transition Team will fill orders for the Exclusive Software on behalf of GMC during the Transition Period.

                 6.5 CONFIDENTIALITY OF TRANSITION TEAM. Each Transition Team member will execute a confidentiality agreement with GMC, in a form and substance that is mutually acceptable to GMC and IGI, prior to becoming a member of the Transition Team. IGI will be a third party beneficiary of such agreement with respect to proprietary information obtained from IGI by Transition Team members during the Transition Period. Concurrent with the execution of this Agreement and as a condition to its effectiveness, IGI hereby waives and agrees to use its best efforts to obtain a waiver from each member of the Transition Team of any provision of the agreements described in Section 4.11(e) that is in contravention with this Agreement and the transactions contemplated thereby.

                 6.6 EARN OUT PAYMENT CALCULATION AND PAYMENT. The parties will agree as to the amount of the Earn Out Payment within 45 days after the Earn Out Period based upon the calculations set forth in Section 2.3(iii) of this Agreement. If the parties are unable to agree as to such amount within such 45-day period, either party may submit such dispute to arbitration which will be decided within 60 days of the commencement of such arbitration pursuant to
Section 10.2 of this Agreement. GMC shall pay the Earn Out Payment to IGI within 30 days after determination of such amount, whether such determination is by mutual agreement of the parties or pursuant to arbitration. If GMC does not pay the Earn Out Payment to IGI within such 30-day period, then the License Agreement shall automatically terminate, ownership of the Transferred Assets will automatically revert to IGI without further action by either party and IGI may seek specific enforcement of the arbitrator's decision regarding payment of the Earn Out Payment in any court of competent jurisdiction, pursuant to Section
10.2 of this Agreement. Furthermore, in such event, GMC will execute such agreements and other instruments and perform such acts as IGI may reasonably request to vest all right, title and interest in the

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Transferred Assets in IGI. Notwithstanding the terms of this Section 6.7, payment of the Earn Out Payment by GMC to IGI is subject to the terms of Section 10 of the License Agreement.

                 6.7 SUBSEQUENT ACTIONS; FURTHER ASSURANCES. Each party agrees to (a) cooperate fully with the other party, (b) execute such further instruments, documents and agreements, (c) give such further written assurances to evidence the transaction contemplated hereby and (d) make physical delivery of any tangible Transferred Assets not already delivered or made reasonably available to GMC as may be reasonably requested to evidence and reflect the transactions described herein and contemplated hereunder; provided, however, that any such request shall be at the expense of the party making such request and shall be accomplished by the party making such request taking all necessary action to minimize the effort required by the party receiving such request.

                 6.8 BULK SALES. GMC hereby agrees to waive the requirement, if any, that IGI comply with any bulk transfer law which may be applicable to the transactions contemplated by this Agreement; provided, however, that IGI agrees to indemnify and hold harmless GMC with respect to any noncompliance with such laws and GMC's waiver with respect thereto.

         Section 7. INDEMNIFICATION.

                 7.1 AGREEMENT TO INDEMNIFY. IGI agrees to, and hereby does, indemnify and hold GMC harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, a "GMC Loss"; and collectively, "GMC Losses") incurred by GMC as a result of any inaccuracy in or breach of a representation or warranty of IGI contained in this Agreement. Similarly, GMC agrees to, and hereby does, indemnify and hold IGI harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage, including reasonable legal fees and expenses (individually, an "IGI Loss"; and collectively, "IGI Losses") incurred by IGI as a result of any inaccuracy in or breach of a representation or warranty of GMC contained in this Agreement.

                 7.2 PROCEDURE FOR INDEMNIFICATION.

                 (a) In the event that GMC or IGI shall incur or suffer a GMC Loss or an IGI Loss, respectively, in respect of which indemnification may be sought by such party pursuant to the provisions of this Article 7, such party shall assert a claim for indemnification by written notice (a "Notice") to the other party briefly stating the nature and basis of such claim. In the case of Losses arising by reason of any third-party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the first party.

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

                 (b) In the case of third-party claims for which indemnification is sought, the indemnifying party shall have the option (i) to conduct any proceedings or negotiations in connection therewith, (ii) to take all other steps to settle or defend any such claim and (iii) to employ counsel to contest any such claim or liability in the name of the indemnified party or otherwise; provided, however, that the indemnifying party shall notify the indemnified party of its intentions with respect to any of the foregoing within 30 days after receipt of notice of any such claims. In any event, the indemnified party shall be entitled to participate at its own expense with its own counsel in any proceedings relating to any third-party claim, including without limitation settlement negotiations. The parties agree to cooperate reasonably with each other in connection with the defense of any claim. IGI will have no liability to GMC for any breach of representations and warranties based on (i) modification of the Exclusive Software and the Nonexclusive Software or (ii) the combination or use of the Exclusive Software and the Nonexclusive Software with software or any equipment or process not furnished by IGI if such infringement would have been avoided by the use of the Exclusive Software and the Nonexclusive Software alone.

                 7.3 SOLE REMEDY. The provisions of this Article 7 and
Section 10.2 constitute the sole remedy of a party for any breach of a representation or warranty by the other party.

         Section 8. CONDITIONS TO CLOSING. The obligations of GMC under
Article 2 are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless GMC agrees in writing to waive such conditions:

                 8.1 ASSIGNMENT OF ASSUMED CONTRACTS. IGI shall have caused the Assumed Contracts to be assigned to GMC and shall deliver to GMC evidence of such assignments, in form and substance satisfactory to GMC.

                 8.2 APPROVAL OF TRANSITION TEAM. The proposed members of the Transition Team shall be acceptable to GMC.

                 8.3 LIST OF TRANSFERRED ASSETS AND EMPLOYEE NAMES. At the closing, IGI shall deliver to GMC a true and complete list of the Transferred Assets and an organizational chart describing the names and titles of all employees of IGI's Exclusive Software line of business as of the Closing Date.

                 8.4 SOURCE CODES. At the closing, IGI shall deliver to GMC on electronic media a complete copy of the source codes for each of the current versions of the Exclusive Software and the Nonexclusive Software.

                 8.5 OPINION OF IGI'S COUNSEL. GMC shall have received from IGI's legal counsel a written opinion, dated as of the Closing Date, addressed to GMC and satisfactory to GMC's legal counsel.

                 8.6 BOARD APPROVAL. The Boards of Directors of GMC and IGI shall have approved this Agreement and the transactions contemplated hereby. Such approvals shall not have been modified or rescinded.

                 8.7 LICENSE AGREEMENT. GMC and IGI shall have entered into the License Agreement pursuant to Section 2.5 of this Agreement.

         Section 9. NONCOMPETE COVENANT. For a period of five years after the Closing Date, IGI shall not, directly or indirectly, distribute, market, promote or otherwise provide to any third parties any software that is competitive with the business relating to the Exclusive Software, as such business exists immediately after the Earn Out Period, unless GMC consents to the sale of such software, except as may be otherwise provided in Section 3.1 of the License Agreement.

         Section 10. GENERAL PROVISIONS.

                 10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law rules.

                 10.2 ARBITRATION.

                 (a) IN GENERAL. Except as otherwise expressly set forth herein, any controversy or claim arising out of or relating to this Agreement, or breach thereof shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date first written above (the "Arbitration Rules"). The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The arbitration shall be conducted in the English language by a sole arbitrator appointed in accordance with the Arbitration Rules.

                 (b) ATTORNEY'S FEES. All reasonable attorney's fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitrator, or as otherwise ordered by the arbitrator. On the application of such prevailing party before or after the initial decision of the arbitrator, and proof of its attorneys' fees and costs, the arbitrator shall order the other party to the arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

                 (c) BINDING CHARACTER. Any decision rendered by any arbitrator pursuant to this Section 10.2 shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitrator shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

                 (d) CONFIDENTIALITY. Neither party, nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

                 (e) EXCLUSIVITY. Except as provided in Section 10.2(f), arbitration shall be the exclusive method available for resolution of controversies and claims described in this Section 10.2, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim. The provisions of this Section 10.2 shall survive the termination or expiration of this Agreement.

                 (f) CERTAIN OTHER REMEDIES. Notwithstanding the terms of this
         Section 10.2 or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section
         10.2 or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the District of Minnesota.

                 10.3 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                 10.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits hereto which are hereby incorporated by reference, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

                 10.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by commercial delivery service) or mailed by registered or certified mail (return receipt requested) or sent via facsimile transmission (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  IF TO IGI, TO:                            WITH A COPY TO:
  -------------                             --------------
  Infinite Graphics Incorporated            Gray, Plant, Mooty, Mooty & Bennett
  4611 East Lake Street                     3400 City Center
  Minneapolis, Minnesota  55406             33 South Sixth Street
  Attention: Clifford F. Stritch, Jr.       Minneapolis, Minnesota 55402-3796
  Facsimile No.:  612/721-3802              Attention: Robert P.Larson
                                            Facsimile No.:  612/333-0066

  IF TO GMC, TO:                            WITH A COPY TO:
  --------------                            ---------------
  Global MAINTECH Corporation               Dorsey & Whitney LLP
  6468 City West Parkway                    2200 South Sixth Street
  Eden Prairie, Minnesota  55344            Minneapolis, Minnesota 55402
  Attention: David H. McCaffrey             Attention: Kenneth L. Cutler
  Facsimile No.: 612/944-3311               Facsimile  No.: 612/340-8738

Notice shall be deemed given upon personal delivery thereof or, if sent other than by personal delivery, at the earlier of its receipt or 72 hours after deposit postage prepaid in the U.S. mail or 72 hours after the complete transmission thereof by facsimile transmission, as applicable.

                 10.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereunder upon any breach or default of GMC or IGI under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any such holder, shall be cumulative and not alternative.

                 10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

                 10.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                 10.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

         The parties hereto have caused this Agreement to be executed as of the day and year first set forth above.

GLOBAL MAINTECH CORPORATION                   INFINITE GRAPHICS INCORPORATED


By /s/ David H. McCaffrey                     By /s/Clifford F. Stritch, Jr.
   -----------------------------                 ------------------------------
     Its Chief Executive Officer                 Its Chief Executive Officer



EXHIBITS
Exhibit A    Inventory and Exclusive Software
Exhibit B    Marks, Nonexclusive Software and Transferred Assets
Exhibit C    Bill of Sale and Assignment of Assets
Exhibit D    Net Income after Taxes:  Adjustments, Clarification and Exceptions
Exhibit E    Allocation of Purchase Price
Exhibit F    License Agreement
Exhibit G    Assumed Contracts

SCHEDULES
Schedule 4.7
Schedule 4.11
Schedule 4.12
Schedule 6.3

                                    EXHIBIT A
                        INVENTORY AND EXCLUSIVE SOFTWARE


         The Inventory shall include the following:

product manuals
blank CD ROMs
blank computer tapes
miscellaneous supplies

         The Exclusive Software shall include the following:

PAR (Producibility Analysis Report) provides printed circuit board (PCB) designers and manufacturers with a tool to dramatically increase productivity. This software program, which runs prior to CAM, reads customer data immediately and gives a complete analysis as to manufacturability and design intent. Any potential problems can then be communicated with the internal or external customer. With PAR, this entire cycle takes minutes instead of days with conventional tools.

ICE (Interactive Conflict Editor) is an automated editing and DFM tool that is used in conjunction with PAR to greatly improve the PCB editing process. ICE takes the industry standard PAR analysis and allows the user to automatically correct design and potential manufacturing problems. This is the "Autofix" portion of ICE. Autofix will suggest a fix and give a list of repair options and/or combinations from which the user may choose. Choices are to repair to typical value, manufacturing requirements, customer specification, arbitrate between objects, or an override value. ICE is netlist, geometric and DFM based so that no new errors can be created while you optimize manufacturability.

PAR/ICE combines the feature of the two software packages mentioned above.

ParCAM is a complete panelization system that lets you quickly and accurately generate a printed wiring board (PWB) manufacturing package. Using the information in a PWB database, ParCAM takes your panel requirements, corrected and compensated 1-up, from PAR (Producibility Analysis Report) and ICE (Interactive Conflict Editor) and easily generates the required production tolling package. ParCAM also includes panel and process definition modules.

CHECKMATE is a combination of PAR and ICE configured in a way to perform the desired checking and output for the PCB design market and has significantly less functionality than PAR/ICE.

                                    EXHIBIT B
                  NONEXCLUSIVE SOFTWARE AND TRANSFERRED ASSETS


         The Nonexclusive Software shall include the following:

CAD/CAM is a general purpose computer aided design and manufacturing system designed primarily for the mechanical industry.

ProCADD is a general purpose graphical creation and editing program that has been customized with features to make it appropriate for the precision graphics marketplace. You would consider it a full featured two dimensional computer aided drafting package.

ProFLEX is a customized version of ProCADD with a few additional commands, inputs and outputs to customize it for the flex circuit industry.

IGI/CAM is a complete panelization system that lets you quickly and accurately generate a printed wiring board (PWB) manufacturing package. Using the information in a PWB database, IGI/CAM takes your panel requirements, corrected and compensated 1-up, from PAR and ICE and easily generates the required production tooling package. IGI/CAM also includes panel and process definition modules.

ProCHEM is a group of IGI modules arranged in a way to make it a productive graphical design and editing program for the chemical milling industry including automatic etch compensation.

EXT is a program that generates electrical netlist from precision graphics data and drill files. It is used in the electrical test marketplace, usually as a data generation module for a fixture program. Fixture programs generate the actual mechanical interface between a tester and the device being tested. IGI doesn't make software for this application.

Gerb Edit is a general purpose viewer and editor for precision graphics. It is almost never sold alone as a product but imbedded in other products to do the basic editing and viewing.

Core Programs are used to perform basic functions while designing precision graphics or assembling a product. When grouped together for a specific function, they are referred to as libraries.


     The Transferred Assets shall include all right, title and interest in and to the following tangible assets used to operate IGI's Exclusive Software line of business as of the Closing Date:

     1)    Furniture and fixtures                                  $10,000

     9     Desks
     11    Chairs
     20    Modular partitions with 2 desk units
     2     File cabinets
     2     Storage cabinets
     1     Table

     2)    Equipment and Machinery
           includes computers)                                      40,000

     1     HP 720 workstation with monitor
     1     Sun ELC workstation with monitor
     2     Sun Sparc II workstations with monitors
     1     Dell Notebook
     4     Pentium PCs with monitors
     1     HP laser printer

     1     Miscellaneous office equipment to support item 1 and 2
           (value less than $250)

     3)    Cash related to the accrued
           vacation of transitioned
           employees                                                32,517

     4)    Cash related to deferred
           revenue that relates to the
           Exclusive Software
           line of business                                         95,929

     5)    Inventory related to the
           Exclusive Software                                            0

     6)    Customer List, Prospect
           List, and Assignment of
           Agreements                                              100,000
                                                                  --------

                    Total                                         $278,446
                                                                  ========

                                    EXHIBIT C
                      BILL OF SALE AND ASSIGNMENT OF ASSETS

         Infinite Graphics Incorporated, a Minnesota corporation ("Transferor"), for good and valuable consideration, receipt of which is hereby acknowledged, by these presents do sell, assign, transfer and convey unto Global MAINTECH Corporation, a Minnesota corporation (hereinafter called "Transferee"), its successors and assigns, all right (whether at common law or otherwise), title and interest in and to the Transferred Assets (as defined in the Asset Purchase Agreement, dated February 27, 1998.

         IN WITNESS WHEREOF, Transferor has executed this Bill of Sale on this 27th day of February, 1998.


                                         INFINITE GRAPHICS INCORPORATED


                                         By /s/ Clifford F. Stritch, Jr.
                                            --------------------------------
                                            Its Chief Executive Officer

ACCEPTED:

GLOBAL MAINTECH CORPORATION


By /s/ David H. McCaffrey
   -----------------------------
   Its Chief Executive Officer

                                    EXHIBIT D
        NET INCOME AFTER TAXES: ADJUSTMENTS, CLARIFICATION AND EXCEPTIONS

     For purposes of this Exhibit D, such expenses to be allocated and payable by GMC will include only those expenses that relate to the Exclusive Software line of business, the Transferred Assets and the salespersons selling Exclusive Software products.

         (1) Net income will be calculated as follows:

         Contribution margin before software assets capitalized and software assets amortized (as such figure is and has been calculated on IGI's books and financial records, a sample of which, as modified, is attached to this Exhibit
D) (a) plus software assets capitalized, (b) minus amortization of software assets capitalized, (c) minus "allocated" marketing and sales expenses, (d) minus "allocated" general and administrative expense, (e) minus other additional expenses and (f) income tax (at the agreed upon rate by IGI and GMC of 31% of pre-tax income).

         (2) Software assets capitalized includes (a) $500,000 not otherwise allocated to Transferred Assets which will be amortized over a 60-month period of time on a straight-line basis, (b) $200,000, if such amount is paid to IGI, which amount will be amortized over a 60-month period of time on a straight-line basis, (c) cash relating to deferred revenue and vacation liability that is not paid to GMC within 180 days of the Closing Date to be amortized over a 24-month period of time on a straight-line basis, (d) software assets will be capitalized equal to 90% of the salary and benefits of six developers and 100% of the salary and benefits of one outside contractor as such expense is incurred, which may be increased in the future as IGI and GMC may agree in writing and which amount will be amortized over a 36-month period of time on a straight-line basis and
(e) any other software costs as agreed upon by IGI and GMC may be capitalized that are not specifically described above which capitalized costs will be amortized over a 36-month period of time on a straight-line basis.

         (3) Sales & Marketing Expenses of IGI generally consist of the following and shall be allocated as set forth below:

         Operating expenses:
           Salaries exempt -    Expenses payable with respect to (a) base pay of
                                55% of salary for each of four IGI salespersons during each of the first 3 months of the Transition Period, (b) base pay of 45% of salary for each of such salespersons during each of the second 3 months of the Transition Period, and
                                (c) subsequent periods will be allocated by agreement between IGI and GMC; provided however, that in the absence of such an agreement, base pay of 45% of base salary will remain in effect.
                                Expenses will also include salaries for other salespersons hired in the Exclusive Software line of business; provided however, that no salesperson will behired without the consent of GMC and IGI.

         * Payroll taxes        * Actual expense payable to salespersons selling
                                Exclusive Software products at the base
                                percentage rate of 55% during each of the first
                                3 months of the Transition Period, 45% during each of the second 3 months of the Transition
                                Period and, unless agreed upon otherwise by GMC and IGI, 45% during the period following the Transition Period.
         * Vacation pay
         * Workman's
           compensation
         * Group health/life

         + Rent + Expenses will not exceed $3,300 per month as billed by IGI to GMC; provided, however, that, to the extent that GMC transfers all operations from IGI facilities pursuant to Section 6.3 of this Agreement, such amount will no longer be payable as a rent expense to IGI, but will remain a rent expense of GMC to be allocated on a pro rata basis. + Natural Gas/Water

         Telephone -            Expenses will not exceed $3,000 per month billed
                                by IGI to GMC; provided, however, that, to the extent that GMC transfers all operations from IGI facilities pursuant to Section 6.3 of this Agreement, such amount will no longer be payable as a telephone expense to IGI, but will remain a telephone expense of GMC.

         ++ General supplies    ++ No allocations with respect to these expenses
                                from GMC or IGI.

         ++ Equipment
            maintenance &
            repair
         ++ Equipment rental
         ++ Equipment under
            $500

         ** Advertising         ** Expenses allocated limited to those incurred
                                with respect to salepersons and Exclusive
                                Software products and relating to the Exclusive
                                Software line of business

         ** Seminars & T/S
         ** Travel/lodging
         ** Meals and entertainment
         ** Auto expense

         ? Auto lease/rent      ? No allocations with respect to these expenses
                                unless approved by both parties.

         ? Sub contractor fees

         *** Comm in/house      *** Actual expenses will be allocated; provided,
                                however, to the extent that GMC transfers all operations from IGI facilities pursuant to
                                Section 6.3 of this Agreement, postage expenses will no longer be payable as a postage expense to IGI, but will remain a postage expense of GMC.

         *** Comm reps
         *** Postage

         +++ Dues and
             subscriptions      +++ No allocations with respect to these
                                expenses unless approved by both parties.


         +++ Employee
             procurement
         +++ Depreciation
             equipment
         +++ Amort license
         +++ Misc expense

         (4) General & Administrative Expenses of IGI generally consist of the following and shall be allocated as set forth below:

         Operating expenses:
         General and admin:
         * Salaries exempt
         Salary officers -      No expenses will be payable with respect to
                                officers' salaries except that which is paid to IGI for Clifford Stritch's salary, which will be $3,000 per month billed to GMC by IGI. This amount may decrease, but will not increase during the Transition Period.


         * Payroll taxes
         * Vacation pay
         * Workman's compensation
         * Group health/life
         * Cash Bonus Plan
         * Emples welfare
         * Rent
         * Electric
         * Natural Gas/Water
         * Telephone
         * General supplies
         * Equipment maintenance & repair
         * Equipment rental
         * Equipment under $500
         * Equipment sales tax
         * Building maint
         * Advertising
         * Seminars & T/S
         * Travel/lodging
         * Meals and entertainment
         * Auto expense
         * Auto lease/rent
         * Sub contractor fees
         * Postage
         * Bad debt expense
         * Dues and subscriptions
         * Emp procurement
         * Public expense
         * Property taxes
         * Legal expense
         * Audit fees
         * Depreciation building

         * Depreciation equipment
         * Depreciation furniture & fixtur
         * Amort LHI
         * Amort license
         * Contributions
         * Casualty insurance
         * Misc expense
         * Conta alloc G&A

     * Excluded from "allocated" general & administrative expenses.

         (5) Additional expenses shall include the following:

                 (a) GMC is responsible for developing a graphical user interface ("GUI"). Such costs relating to the development of the GUI will be capitalized and amortized over a 24-month period;

                 (b) Capital expenditures will not exceed $5000 during the Transition Period, unless approved by both parties;

                 (c) No expense category used to calculate net income can exceed the last 12-month average by more than 20% unless approved by both parties; and

                 (d) No allocations will be given with respect to expenses incurred from GMC to the "purchased business" except rent, if no longer paid to IGI, and special projects with the approval of both parties. A special project, for example, would include a marketing project which would take more than 5 hours of time on an hourly cost basis.

All symbols on this Exhibit D in the left hand column correspond with and should be read in conjunction with the symbols and text in the right hand column.

                                    EXHIBIT E
                          ALLOCATION OF PURCHASE PRICE


         The Purchase Price shall be allocated as follows:

Transferred Assets                         $278,446

Licensed Assets                             221,554
                                          ---------
            Total Purchase Price          $500,0000
                                          =========

                                    EXHIBIT F
                                LICENSE AGREEMENT


                                LICENSE AGREEMENT

         This LICENSE AGREEMENT (this "Agreement") is made and entered into as of February 27, 1998 (the "Effective Date"), by and between Global MAINTECH Corporation, a Minnesota corporation ("GMC"), and Infinite Graphics Incorporated, a Minnesota corporation ("IGI").

         WHEREAS, GMC and IGI are parties to that certain License and Asset Purchase Agreement entered into between the parties of even date herewith (the "Purchase Agreement"), pursuant to which IGI sold to GMC, and GMC purchased from IGI, all of IGI's right, title and interest in and the Transferred Assets (as defined in the Purchase Agreement); and

         WHEREAS, GMC desires to license from IGI, and IGI desires to license to GMC, the Exclusive Software, Nonexclusive Software and Marks (as such terms are defined in the Purchase Agreement), pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties contained herein, the parties hereby agree as follows:

         Section 1.  DEFINITIONS.

         "LICENSED SOFTWARE" means the Source Code, Object Code and Source Documentation of the Exclusive Software and Nonexclusive Software that is in existence as of the Effective Date.

         "MODIFICATIONS" means any modifications, translations or derivative works made of the Source Code, which are created after the Effective Date.

         "OBJECT CODE" means machine executable code resulting from the compilation of each of the Source Codes.

         "SOURCE CODE" means the source code for each of the software programs comprising the Exclusive Software and Nonexclusive Software.

         "SOURCE DOCUMENTATION" means the documentation accompanying each of the Source Codes.

         Section 2.  LICENSE.

                 2.1 SOURCE CODE.

                 (a) IGI hereby grants to GMC a nonexclusive, nontransferable (except as provided in Section 11.3), irrevocable (except as provided in Section 10.3), fully-paid, worldwide license to use and copy the Source Code for the Nonexclusive Software in order to prepare and have prepared Modifications, and to use and copy the Source Documentation to support such efforts.

                 (b) IGI hereby grants to GMC an exclusive, nontransferable (except as provided in Section 11.3), irrevocable (except as provided in Section 10.3), fully-paid, worldwide license to use and copy the Source Code for the Exclusive Software in order to prepare and have prepared Modifications, and to use and copy the Source Documentation to support such efforts.

                 2.2 MODIFICATIONS.

                 (a) Subject to the terms and conditions of this Agreement, IGI shall only use and copy the Source Code for the Exclusive Software in order to prepare or have prepared Modifications. IGI shall deliver to GMC all new Modifications for the Source Code to the Exclusive Software and Nonexclusive Software that IGI prepares or has prepared during the Earn Out Period (as defined in the Purchase Agreement) at least once during each three (3) month period during the term of the Earn Out Period. IGI hereby grants to GMC an exclusive, nontransferable (except as provided in Section 11.3), irrevocable (except as provided in
         Section 10.3), fully-paid, worldwide license to use and copy such Modifications; provided, however, that the foregoing license to the Modifications for the Nonexclusive Software shall be nonexclusive.

                 (b) GMC shall deliver to IGI all new Modifications that GMC prepares or has prepared during the Earn Out Period for the Nonexclusive Software and Exclusive Software at least once during each three (3) month period during such Earn Out Period. Subject to the terms and conditions of this Agreement, GMC hereby grants to IGI a nonexclusive, nontransferable (except as provided in Section 11.3), fully-paid, worldwide license to use and copy such Modifications, solely for IGI's internal purposes, including use by IGI's employees in IGI's precision graphics business.

                 2.3 OBJECT CODE.

                 (a) IGI hereby grants to GMC a nonexclusive, nontransferable (except as provided in Section 11.3), irrevocable (except as provided in Section 10.3), fully-paid, worldwide license to use, copy, display and perform the Object Code for the Nonexclusive Software, and to distribute and have distributed the Object Code for the Nonexclusive Software in accordance with the terms of Section 3.2 below.

                 (b) IGI hereby grants to GMC an exclusive, nontransferable (except as provided in Section 11.3), irrevocable (except as provided in Section 10.3), fully-paid, worldwide license to use, copy, display and perform the Object Code for the Nonexclusive Software, and to distribute and have distributed the Object Code for the Exclusive Software in accordance with the terms of Section 3.2 below.

                 (c) The parties expressly agree that IGI shall use, copy, display, perform and distribute the Object Code for the Exclusive Software only for (i) the internal purposes of IGI, including use by IGI's employees in IGI's precision graphics business, or (ii) distribution to third parties as expressly provided in Section 3.1 below.

                 2.4 OWNERSHIP. Subject to Section 6.4 of the Purchase Agreement, GMC acknowledges that the Licensed Software and all Modifications that IGI prepares or has prepared are the proprietary information of IGI and that IGI owns all right, title and interest in and to the Licensed Software and such Modifications, including without limitation all copyrights and other intellectual property rights, subject to the licenses granted to GMC hereunder. Subject to Section 10.3(b) below, GMC hereby retains all right, title and interest in and to any Modifications that GMC prepares or has prepared, including without limitation all copyrights and other intellectual property rights, subject to the license granted to IGI hereunder.

                 2.5 AUTHORIZED PERSONNEL. GMC agrees to restrict access to the Source Code, Source Documentation and Modifications for the Nonexclusive Software to those employees and, subject to the provisions of Section 2.7, consultants and independent contractors of the parties who are directly involved with development of its' products based on such Source Code and Modifications. Until the date the Earn Out Payment is made pursuant to the Purchase Agreement, GMC agrees to restrict access to the Source Code, Source Documentation and Modifications for the Exclusive Software to those employees and, subject to the provisions of Section 2.7, consultants and independent contractors of the parties who are directly involved with development of its' products based on such Source Code and Modifications. IGI agrees to restrict access to the Source Code, Source Documentation and Modifications for the Exclusive Software to those employees and, subject to the provisions of Section 2.7, consultants and independent contractors of the parties who need to be directly involved the use of such materials as part of IGI's precision graphics business.

                 2.6 RESTRICTIONS. GMC may not use, modify, reproduce, sublicense, distribute or otherwise provide to third parties the Licensed Software and any Modifications, in whole or in part, other than as expressly permitted under this Agreement. IGI may not use, modify, reproduce, sublicense, distribute or otherwise provide to third parties the Source Code, Source Documentation and Modifications for the Exclusive Software, in whole or in part, other than as expressly permitted under this Agreement. IGI may use the Source Code, Source Documentation, Modifications and Object Code for the Nonexclusive Software in any manner it sees fit unless expressly prohibited hereunder. Without limiting the generality of the foregoing, (a) until the date the Earn Out Payment is made pursuant to the Purchase Agreement, GMC shall have no right to distribute or otherwise provide to third parties the Source Code, Source Documentation or Modifications for the Exclusive Software except as provided in Section 2.7, (b) GMC shall have no right to distribute or otherwise provide to third parties the Source Code, Source Documentation or Modifications for the Nonexclusive Software except as provided in Section 2.7, (c) IGI shall have no right to distribute or otherwise provide to third parties the Source Code, Source Documentation or Modifications for the Exclusive Software except as provided in Section 2.7, and
(d) IGI shall have no right to sublicense or distribute the Object Code for the Exclusive Software except as provided in Section 3.1.

                 2.7 CONSULTANTS. GMC may use consultants and independent contractors to create Modifications for the Nonexclusive Software as expressly permitted by this Section 2, provided, however, that, prior to the commencement of such work, such consultants and independent contractors execute a confidentiality agreement in a form reasonably acceptable to IGI. GMC may use consultants and independent contractors to create Modifications for the Exclusive Software as expressly permitted by this Section 2, provided, however, that until the date the Earn Out Payment is made pursuant to the Purchase Agreement, prior to the commencement of such work, such consultants and independent contractors execute a confidentiality agreement in a form reasonably acceptable to IGI. IGI may use consultants and independent contractors to create Modifications for the Exclusive Software as expressly permitted by this Section 2, provided, however, that, prior to the commencement of such work, such consultants and independent contractors execute a confidentiality agreement in a form reasonably acceptable to GMC.

                 2.8 DELIVERY AND COOPERATION. IGI shall deliver the Licensed Software to IGI in a mutually acceptable format on the Effective Date. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements as are needed hereunder.

         Section 3. END USER LICENSE RESTRICTIONS.

                 3.1 IGI RESTRICTIONS. During each calendar year during the term of this Agreement, and subject to the non-competition requirements in Section 9 of the Purchase Agreement, IGI may distribute to third parties solely as part of IGI's precision graphics business (a) up to three (3) copies, in whole or in part, of the Object Code for any of the programs that constitute the Exclusive Software, and (b) an unlimited number of copies of the Object Code for the programs that constitute the Nonexclusive Software. If IGI desires to distribute to third parties any copies of the Object Code for the Exclusive Software in addition to the three (3) permitted copies in a particular calendar year, IGI shall obtain GMC's prior written consent to such distribution, in GMC's sole discretion. For purposes of this Section 3.1, a "copy" of the Object Code for the Exclusive Software shall only include the particular version distributed, and shall not include any subsequent updates, new versions or new releases of such version, each of which shall constitute a additional "copy" hereunder. All copies of the Object Code for the Exclusive Software shall be distributed by IGI hereunder pursuant to a software license agreement between IGI and such third party in a form that reasonably protects GMC's intellectual property rights therein. IGI agrees to provide to GMC for review a copy of each version of such software license agreement for the Object Code for the Exclusive Software prior to its first use. IGI agrees to use its best efforts to enforce the obligations of such end user software license agreements and to inform GMC promptly of any known breach of such obligations.

                 3.2 GMC RESTRICTIONS. All copies of the Object Code for the Exclusive Software distributed by GMC or its agents to a third party shall be distributed pursuant to a software license agreement that reasonably protects IGI's intellectual property rights therein, provided that such requirement shall terminate upon the date the Earn Out Payment is made pursuant to the Purchase Agreement. All copies of the Object Code for the Nonexclusive Software distributed by GMC or its agents to a third party shall be distributed pursuant to a software license agreement that reasonably protects IGI's intellectual property rights therein. GMC agrees to provide to IGI for review a copy of each version of all such software license agreements, which are proposed for use until the Earn Out Payment is made pursuant to the Purchase Agreement, prior to its first use. GMC agrees to use its best efforts to enforce the obligations of such end user software license agreements and to inform IGI promptly of any known breach of such obligations related to the Object Code.

         Section 4. CONSIDERATION. The consideration for the rights and licenses granted to GMC herein consists of (a) the consideration set forth in Section 2 of the Purchase Agreement, and (b) the license to the Modifications granted to IGI hereunder.

         Section 5. DISCLAIMER OF WARRANTIES.

                 5.1 IGI'S DISCLAIMER OF WARRANTIES. IGI licenses the Licensed Software and Modifications to GMC hereunder on an "AS IS" basis. IGI MAKES AND GMC RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE LICENSED SOFTWARE OR MODIFICATIONS OWNED BY IGI OR THEIR USE OR OPERATION.

                 5.2 GMC'S DISCLAIMER OF WARRANTIES. GMC licenses the Modifications to IGI hereunder on an "AS IS" basis. GMC MAKES AND IGI RECEIVES NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE MODIFICATIONS OWNED BY GMC OR THEIR USE OR OPERATION.

         Section 6. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE USE OR DISTRIBUTION OF LICENSED SOFTWARE, MODIFICATIONS OR OBJECT CODE BY GMC, IGI OR ANY THIRD PARTY, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. EXCEPT AS SPECIFICALLY PROVIDED IN
SECTION 9, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY EXCEED THE TOTAL AMOUNT PAID BY GMC TO IGI FOR THE LICENSED SOFTWARE.

         Section 7.  LABELLING.

                 7.1 NOTICES. GMC shall not remove any copyright notices or proprietary legends contained within the Licensed Software or Modifications licensed to GMC by IGI hereunder. GMC shall also include a copyright notice in the Licensed Software and Modifications reflecting the copyright ownership of IGI and/or GMC, as applicable. IGI shall not remove any copyright notices or proprietary legends contained within the Modifications licensed to IGI by GMC hereunder.

                 7.2 TRADEMARKS.

                 (a) LIMITATION. Except as specifically provided in this
         Section 7.2, neither party may use any trademarks, service marks, trade names or logos of the other party.

                 (b) LICENSE TO GMC. IGI hereby grants to GMC, and GMC hereby accepts from IGI, a nonexclusive, nontransferable (except as provided in Section 11.3), and royalty-free license to use the Marks, solely in connection with IGI's and its agent's permitted use and distribution of the Licensed Software and Modifications during the term hereof. All such usage of the Marks shall be in accordance with the standards, specifications and instructions of IGI as of the Effective Date, and IGI may inspect and monitor the activities of GMC to ensure that such use of the Marks is in accordance with such standards, specifications and instructions. GMC is not granted any right, title or interest in the Marks other than the foregoing limited license, and GMC shall not use, nor permit a third party to use, the Marks except as expressly permitted hereunder, including, without limitation, as part of its corporate or trade name.

                 (c) LICENSE TO IGI. GMC hereby grants to IGI, and IGI hereby accepts from GMC, a nonexclusive, nontransferable (except as provided in Section 11.3), and royalty-free license to use the trademarks (excluding the Marks) owned and/or licensed by GMC which are used in connection with the Modifications licensed to IGI hereunder, solely in connection with IGI's permitted use and distribution of such Modifications during the term hereof. All such usage of the GMC trademarks shall be in accordance with the standards, specifications and instructions of GMC, and GMC may inspect and monitor the activities of IGI to ensure that such use is in accordance with such standards, specifications and instructions. IGI is not granted any right, title or interest in such trademarks other than the foregoing limited license, and IGI shall not use, nor permit a third party to use, such trademarks except as expressly permitted hereunder, including, without limitation, as part of its corporate or trade name.

                 (d) INFRINGEMENTS. Each party shall promptly notify the other party in writing of any unauthorized use of the other party's trademarks licensed hereunder, or any similar marks, which may constitute an infringement or passing off of such trademarks. Each party reserves the right in its sole discretion to institute any proceedings related to its own trademarks against such third party infringers, and the other party shall refrain from doing so. Each party shall cooperate fully in any legal action taken against such third parties infringers, provided that the party instituting such action shall pay all expenses related to such action and all damages which may be awarded or agreed upon in settlement shall accrue to the party instituting such action.

         Section 8.  CONFIDENTIALITY.

                 8.1 CONFIDENTIAL INFORMATION. Each party acknowledges that information that is disclosed to it (the "Receiving Party") by the other party (the "Disclosing Party") in a tangible form and which is marked "Confidential" or "Proprietary" (or with a similar legend), or that is disclosed orally and confirmed in writing as confidential within a reasonable time, all constitute the proprietary and confidential information of the Disclosing Party ("Confidential Information"). Subject to Section 8.2 below, even if not so marked the parties agree that the Licensed Software and all Modifications shall be "Confidential Information" hereunder.

                 8.2 USE AND DISCLOSURE. Each party, as a Receiving Party, agrees not to use, disclose, distribute or disseminate Confidential Information received from the Disclosing Party except as expressly permitted under this Agreement, and agrees to keep such Confidential Information in strict confidence. Notwithstanding the foregoing, after the Effective Date (a) GMC shall have no obligation to keep confidential any information or knowledge relating to the Exclusive Software, provided that it shall have an obligation to keep confidential the Source Code, Source Documentation and Modifications for the Exclusive Software only until the date the Earn Out Payment is made pursuant to the Purchase Agreement, (b) GMC shall have an obligation to keep confidential any information relating to the Nonexclusive Software, including the Source Code, Source Documentation and Modifications therefor, (c) IGI shall have an obligation to keep confidential all information and knowledge relating to the Exclusive Software (including, without limitation, the Source Code, Source Documentation and Modifications thereto), other than as is reasonably necessary to permit IGI to continue operating its precision graphics business.

                 8.3 REMEDIES. Each party, as a Receiving Party, acknowledges that any material breach of the foregoing confidentiality obligation could cause irreparable harm to the Disclosing Party, the extent of which would be difficult to ascertain. Accordingly, each party, as a Receiving Party, agrees that the Disclosing Party may seek immediate injunctive relief in the event of a breach of the provisions of this
         Section 8 by the Receiving Party, in addition to any other remedies available a law or in equity. In addition, the Receiving Party shall indemnify the Disclosing Party for all losses, damages and reasonable costs and expenses which the Disclosing Party may sustain or incur as a result of such breach by the Receiving Party.

                 8.4 NOTIFICATION. Each party, as a Receiving Party, agrees to notify the Disclosing Party promptly in the event of any breach of its security under conditions in which it would appear that the Disclosing Party's Confidential Information were prejudiced or exposed to loss. Each party, as a Receiving Party, shall, upon request of the Disclosing Party, take all other reasonable steps necessary to recover any compromised Confidential Information disclosed to or placed in the Disclosing Party's possession by virtue of this Agreement. All reasonable costs of taking such steps shall be borne solely by the Receiving Party, except for the value of the time of the Disclosing Party's employees.

                 8.5 EXCEPTIONS. The foregoing restrictions will not apply to information that the Receiving Party can demonstrate: (i) was known to the Receiving Party at the time of disclosure as shown by the files of the Receiving Party in existence at the time of disclosure; (ii) has become publicly known through no wrongful act of the Receiving Party;
         (iii) has been rightfully received from a third party authorized by the Disclosing Party to make such disclosure without restriction; (iv) has been approved for release by written authorization of the Disclosing Party; (v) is required to be disclosed pursuant to subpoena or other action of a court or government agency provided that the Disclosing Party is given prior notice of such disclosure and a reasonable opportunity to seek a protective order or other confidential treatment or (vi) has been independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information.

         Section 9. INDEMNIFICATION.

                 9.1 INDEMNIFICATION BY GMC. GMC shall indemnify, hold harmless and, at IGI's request, defend IGI from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys' fees) arising out of or in connection with (a) GMC's use or distribution of the Licensed Software and Modifications licensed to GMC hereunder (except any infringement claim covered by item (c) in Section 9.2), (b) IGI's use of the GMC trademarks as permitted hereunder, or (c) any claim that the Modifications licensed to IGI hereunder, which results from use in accordance with the licenses granted by GMC hereunder, infringe any patent, copyright or other rights of any third party.

                 9.2 INDEMNIFICATION BY IGI. IGI shall indemnify, hold harmless and, at GMC's request, defend GMC from and against any and all losses, costs, liabilities and expenses (including reasonable attorneys' fees) arising out of or in connection with (a) IGI's use or distribution of the Modifications licensed to IGI by GMC hereunder (except any infringement claim covered by item (c) in Section 9.1), (b) GMC's use of the Marks as permitted hereunder, or (c) any claim that the Licensed Software and Modifications licensed to GMC hereunder, which results from use in accordance with the licenses granted by IGI hereunder, infringe any patent, copyright or other rights of any third party.

         Section 10. TERM AND TERMINATION.

                 10.1 TERM. This Agreement shall continue in full force and effect unless and until terminated as provided in Section 10.2.

                 10.2 TERMINATION. A party may terminate this Agreement as follows:

                 (a) If during the Earn Out Period either party materially defaults in the performance of any material provision of this Agreement, then the other party may give written notice to defaulting party that if the default is not cured within 30 days, or if substantial and continuing efforts to cure such default are not made within 30 days, the Agreement will be terminated. If either party gives such notice during the Earn Out Period and the default is not cured, or if substantial and continuing efforts to cure are not made, during the 30-day period, then the Agreement will terminate immediately upon written notice from the non-defaulting party to the defaulting party;

                 (b) Either party may terminate this Agreement immediately upon notice to the other party if any of the foregoing events occur during the Earn Out Period, (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts (ii) upon the institution against the other party of insolvency, receivership or bankruptcy proceedings or other proceedings for the settlement of the other party's debts, which proceedings are not dismissed within 60 days, (iii) upon the other party's making an assignment for the benefit of creditors, or (iv) in the event of the other party's dissolution or insolvency; or

                 (c) IGI may terminate this Agreement immediately upon written notice to GMC if the Earn Out Payment is not paid by GMC in accordance with the terms of the Purchase Agreement.

                  10.3 EFFECT OF TERMINATION. Upon any termination of this Agreement pursuant to Section 10.2, the parties shall have the following rights and obligations:

                 (a) GMC and IGI shall continue to have the right to use the Licensed Software, Modifications, Marks and the GMC trademarks licensed for its use hereunder, as applicable, for (30) days after the effective date of the termination of this Agreement, and upon the end of such 30-day period all licenses granted hereunder shall terminate without any further action by the parties;

                 (b) If IGI terminates this Agreement pursuant to Section 10.2(c), then GMC shall assign and transfer to IGI all right, title and interest it has or may have in all Modifications then owned by GMC;

                 (c) If GMC terminates this Agreement pursuant to Section 10.2(a) or 10.2(b), then GMC shall not be required to make the Earn Out Payment to IGI notwithstanding anything to the contrary in Section 6.7 or any other provision of the Purchase Agreement; and

                 (d) If IGI terminates this Agreement pursuant to Section 10.2(a) or 10.2(b), then GMC shall be required to make the Earn Out Payment pursuant to the Purchase Agreement.

                 10.4 SURVIVAL. The parties' rights and obligations under Sections 2.4, 5, 6, 8, 9 and 11 shall survive any termination of this Agreement. All end user licenses granted by GMC or IGI prior to the termination date shall also survive, and GMC shall assign to IGI all its rights and obligations under such end user licenses; provided, that the parties shall determine in good faith the amount that GMC is entitled to receive from IGI as compensation for all services provided to end users prior to termination of such end user licenses.

                 10.5 EFFECT OF BANKRUPTCY. The parties agree that the Licensed Software and Modifications are "intellectual property" hereunder, as such term is defined in Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. ss.101 et seq, and that both GMC and IGI, as licensees hereunder, are entitled to the protections of such section.

                 10.6 OTHER REMEDIES. The rights of IGI and GMC to terminate this Agreement under this Section 10 are in addition to any other rights and remedies provided in law or equity or under this Agreement.

         Section 11. GENERAL PROVISIONS.

                 11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law rules.

                 11.2 ARBITRATION.

                 (a) IN GENERAL. Except as otherwise expressly set forth herein, any controversy or claim arising out of or relating to this Agreement, or breach thereof shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date first written above (the "Arbitration Rules"). The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The arbitration shall be conducted in the English language by a sole arbitrator appointed in accordance with the Arbitration Rules.

                 (b) ATTORNEY'S FEES. All reasonable attorney's fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within five days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitrator, or as otherwise ordered by the arbitrator. On the application of such prevailing party before or after the initial decision of the arbitrator, and proof of its attorneys' fees and costs, the arbitrator shall order the other party to the arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

                 (c) BINDING CHARACTER. Any decision rendered by any arbitrator pursuant to this Section 11.2 shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitrator shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

                 (d) CONFIDENTIALITY. Neither party, nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

                 (e) EXCLUSIVITY. Except as provided in Section 11.2(f), arbitration shall be the exclusive method available for resolution of controversies and claims described in this Section 11.2, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim.

                 (f) CERTAIN OTHER REMEDIES. Notwithstanding the terms of this Section 11.2 or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section 11.2 or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the District of Minnesota.

                 11.3 ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party, whether by operation of law or otherwise, without the prior written consent of a duly authorized representative of the other party and any purported assignment without such consent shall be void. Notwithstanding the foregoing, as needed in connection with the sale of all or any portion of GMC's assets or business to a third party, GMC may assign the licenses related to the Exclusive Software (which are granted in Section 2.1(b), 2.2(a), 2.3(b) hereof) and the Marks (which is granted in Section 7.2(b) hereof) to the purchaser without the consent of IGI. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

                 11.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties or covenants except as specifically set forth herein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. If any terms of this Agreement are in conflict with the terms of the Purchase Agreement, this Agreement shall control.

                 11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (including by commercial delivery service) or mailed by registered or certified mail (return receipt requested) or sent via facsimile transmission (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   IF TO IGI, TO:                           WITH A COPY TO:
   --------------                           ---------------
   Infinite Graphics Incorporated           Gray, Plant, Mooty, Mooty & Bennett
   4611 East Lake Street                    3400 City Center
   Minneapolis, Minnesota  55406            33 South Sixth Street
   Attention: Clifford F. Stritch, Jr.      Minneapolis, Minnesota  55402-3796
   Facsimile No.:  612/721-3802             Attention: Robert P. Larson
                                            Facsimile No.:  612/333-0066

   IF TO GMC, TO:                           WITH A COPY TO:

   Global MAINTECH Corporation              Dorsey & Whitney LLP
   6468 City West Parkway                   2200 South Sixth Street
   Eden Prairie, Minnesota  55344           Minneapolis, Minnesota 55402
   Attention: David H. McCaffrey            Attention: Kenneth L. Cutler
   Facsimile No.: 612/944-3311              Facsimile No.: 612/340-8738

Notice shall be deemed given upon personal delivery thereof or, if sent other than by personal delivery, at the earlier of its receipt or 72 hours after deposit postage prepaid in the U.S. mail or 72 hours after the complete transmission thereof by facsimile transmission, as applicable.

                 11.6 NO WAIVER. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision.

                 11.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

                 11.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                 11.9 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

                 11.10 DISCLAIMER OF AGENCY. This Agreement shall not be construed as creating an agency, partnership or any other form of legal association between the parties.

                 11.11 EXPORT CONTROLS. Each parties hereby acknowledge that it will not export or reexport, directly or indirectly, any of the Licensed Software, Modifications, related documentation or technical data (which includes, among other things, any technical information relating to the Licensed Software or Modifications, written or otherwise), or any product incorporating any Licensed Software, Modifications, related documentation or technical data, in violation of U.S. export control laws, including the U.S. Export Administration Regulations.

         The parties hereto have caused this Agreement to be executed as of the day and year first set forth above.

GLOBAL MAINTECH CORPORATION                 INFINITE GRAPHICS INCORPORATED


By /s/ David H. McCaffrey                   By /s/ Clifford F. Stritch, Jr.
   -------------------------------             --------------------------------
     Its Chief Executive Officer               Its Chief Executive Officer

                                    EXHIBIT G
                                ASSUMED CONTRACTS


GMC has agreed to assume the following contracts referenced below:

(1)   License agreements to which IGI is a party with the following vendors:

      Hummingbird               4 licenses of Exceed
      Hewlett Packard           HPUX operating system for each HP workstation
                                C++ compiler

      SUN                       Solaris operating system for each SUN
                                workstation C++ compiler
      Microsoft                 4 visual C licenses
      Watcom                    4 C compiler licenses
      Parasoft                  Purify (NT and UNIX) DDTS (10 user license)

      IGI and GMC acknowledge and agree that such license agreements
      (a) are physically located on IGI's premises and (b) are in the standard form of software license agreements which are a part of the media in which the vendors' products are shipped.

(2)   IGI's standard license agreements with end users.

(3) Liability of IGI as of the Closing Date that exists with respect to standard customer maintenance and service fees that relate to the Exclusive Software.

(4) Liability recorded in the books and financial records of IGI as of the Closing Date that exists with respect to deferred revenue in connection with customer prepaid maintenance and service fees that relate to the Exclusive Software as follows:

         Customer Name                    Deferred Revenue
         ----------------                 ----------------
         Details Inc.                       $   189.62
         Northern Telecom                       216.63
         Celestica                              625.00
         Coors                                  909.99
         Aerojet                              2,500.00
         Protype                              1,733.36
         Power Circuits                       2,730.00
         Bayer                                  406.25
         Litchfield                           1,000.00
         Hamilton Stnd.                         650.00
         Universal Circ.                      3,737.08

         PTC Systems                             208.30
         Innovative Test                         991.69
         3M                                      166.64
         Circuit Science                       1,956.64
         VTC                                     300.00
         Circuitest Svc.                       1,406.25
         Motorola                              3,900.00
         Nat'l Semi-Con.                       2,979.16
         Raytheon                              4,170.85
         PC Boards                             1,219.47
         Hadco                                 2,337.47
         Adflex                                  868.60
         Lockheed Martin                       3,791.65
         M-Tron                                  163.35
         Carboloy                                656.25
         IBM/Pough                             1,083.31
         Microcontact                          1,327.34
         LocKeed Martin                        5,403.00
         Comp Devices                          3,875.02
         HV Test                               3,730.00
         Lancaster                               260.00
         MIT Lincoln                           2,100.00
         R&D Consult                             562.50
         Honeywell                               975.01
         Cerprobe                              2,381.26
         Rockwell                                758.31
         Advance Flex                          1,950.00
         IBM                                   5,156.24
         Integraph                             4,485.00
         ITL                                   1,364.99
         Innovative Test                         795.69
         Textron                               4,351.50
         Compunetics                           3,575.33
         Circo Craft                             568.77
         Power Circuits                        1,365.00
         Compunetics                           7,150.67
         NW Etch. Tech.                        1,191.67
         AMP Circuits                          1,704.60
                                            -----------
         Total Deferred Revenue             $ 95,929.46
                                            ===========

                 (5) Agreements with Jadason covering distribution arrangements with respect to Hong Kong and Singapore and Jensyo covering distribution arrangements with respect to Taiwan.

         (5) Accrued vacation liability of the Transition Team as of the Closing
Date:

                    Vacation Earned         Vacation           Vacation
Employee Name        as of Feb., 1998        Maximum            Earned
----------------    -----------------       --------         -----------
Dossett, Devon             60.05 hours         2 weeks           $808.27
Fuller, Robin              36.05               2                  571.95
Kaas, Joe                 253.00               4               10,384.62
Losness, Thomas           130.00               3                3,437.50
Pontinen, Gary             92.00               3                2,432.69
Shand, Sherman             42.00               3                1,009.62
Kaske, Andrew             138.00               3                3,330.58
Martin, Jeff              102.00               3                2,373.48
Koosman, Ron               66.70               2                  850.43
Jacobs, Ron               116.00               3                2,989.23
Purcell, Mike             109.44               2                3,662.03
Ryynanen, Jill             36.02               2                  686.72
                                                             ===========
                                                             $32,517.080

                                  SCHEDULE 4.7
                       COPYRIGHTS, TRADEMARKS AND PATENTS


         1. IGI has entered into IGI's standard form of license agreement with various customer that are located on a customer list database and within IGI's internal customer files on IGI's permises.

         2. IGI's standard form of license agreement which is a part of the media in which IGI's product relating to the Transferred Assets is shipped.

         3. IGI's standard form of license agreement which is a part of IGI's software reference manual.

         4. License agreements with customers that vary in immaterial ways from IGI's standard forms.

As to these items, both GMC and IGI agree not to list all customers who are subject to these agreements.

                                  SCHEDULE 4.11
                                    EMPLOYEES


The Transition Team, which includes employees associated with IGI's software segment is as follows:

                       Hire         Base         Vacation Earned      Vacation
Employee Name          Date         Salary        as of Feb., 1998     Maximum
--------------         -------      ------       -----------------    ---------
*  Dossett, Devon      6/13/94     $ 13.46/hr.        60.05 hours       2 weeks
*  Fuller, Robin       12/9/96       33,000/yr.       36.05             2
*  Kaas, Joe           2/22/83       75,000          253.00             4
*  Losness, Thomas     6/1/89        55,000          130.00             3
*  Pontinen, Gary      6/1/87        55,000           92.00             3
*  Shand, Sherman      6/1/97        50,000           42.00             3
+  Kaske, Andrew       1/26/87       50,200          138.00             3
+  Martin, Jeff        11/30/92      48,400          102.00             3
+  Koosman, Ron        4/21/97       26,520           66.70             2
++ Jacobs, Ron         5/9/90        53,600          116.00             3
++ Purcell, Mike       7/5/95        69,600          109.44             2
** Ryynanen, Jill      8/11/97     38,500/yr.         36.02             2
** James, Bill                     30.00/hr.            N/A            N/A
** Ditter, Mary                    15-20.00/hr.         N/A            N/A


Function within the software segment:
*        Development
+        Customer Service/Tech Support
++       Application Engineers (sales business)
**       Technical Writer

Such members of the Transition Team are eligible for all of such employee benefit plans of IGI in effect as of the Closing Date as consistent with similarly situated employees.

                                  SCHEDULE 4.12
                             THIRD PARTY WARRANTIES


                                     [NONE]

                                  SCHEDULE 6.3
                                TRANSITION PERIOD


Such reasonable expenses for which GMC will reimburse IGI are as follows:

See Exhibit D, items (3) and (4) to the License and Asset Purchase Agreement.

                                      -1-